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                                                                   EXHIBIT 99.1

                                [MHM LETTERHEAD]



CONTACT:          Michael S. Pinkert
                  President and Chief Executive Officer
                  703/749-4610

FOR IMMEDIATE RELEASE

                          MHM SERVICES, INC. ANNOUNCES
               ACQUISITION OF APOGEE'S LONG-TERM CARE OPERATIONS

Vienna, VA, March 27, 1997 -- MHM Services, Inc. (AMEX:MHM) announced that its wholly-owned subsidiary, MHM Extended Care Services, Inc., has acquired the long-term care operations of Apogee, Inc. (NASDAQ:APGG) in Pennsylvania and Tennessee. These operations, with revenues of more than $7.0 million in calendar year 1996, provide mental health services to approximately 270 long-term care facilities in these two states and are supported by approximately 140 on-site licensed social workers, psychologists and other mental health clinicians. The acquisition is expected to be accretive to fiscal 1997 earnings.

As consideration for the purchase, the company paid $100,000 in cash, issued a three year promissory note in the principal amount of $125,000, and issued 200,000 shares of common stock of MHM Services, Inc. The note provides for interest payments six months after the closing date for the first two quarters and quarterly thereafter at an annual interest rate of 7% and annual principal payments. The company also agreed to pay, as additional consideration, 20% of "cash flow" (as such term is defined in the agreement) from the acquired operations over a five year period. Such additional consideration is payable annually.

MHM's President and CEO, Michael S. Pinkert said, "The purchase of these long-term care operations expands our existing operations in Tennessee and Pennsylvania, and brings the number of extended care facilities we serve to approximately 925. This will give us dominant market positions in these states which will provide us with additional opportunities to pursue public sector managed care contracts. We further expect to expand on this base by introducing our other specialty services, including podiatry, optometry and dentistry."

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Mr. Pinkert added, "These acquisitions are part of our growth strategy which involves acquiring organizations that specialize in delivering a range of on-site specialized healthcare services to long-term care facilities, prisons and schools. These specialties include behavioral health, dentistry, podiatry and optometry. We seek to add value by improving service delivery, enhancing operating efficiencies, and combining administrative functions of these non-physician practices."

MHM Extended Care Services, Inc., based in Vienna, Virginia, provides sub-acute medical and behavioral health services via practice management of non-physician medical specialties. The Company serves more than 925 extended care facilities, nursing homes, assisted living centers, and other adult community living institutions in 10 states and is a leader in the privatization of programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry. MHM also provides a range of healthcare services for schools and dialysis centers.

This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including the use of available cash resources to fund continued operating losses, the amount and timing of receipt of government reimbursement and the resolution of claim reviews, an adverse decision in the Company's suit against MEDIQ, risks associated with industry consolidation and acquisitions, the need to manage growth, the possible need to use the net cash proceeds from the sale of freestanding facilities for the retirement of certain indebtedness, competition and satisfaction of certain conditions to completion of the sale of the freestanding facilities. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.

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